Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of October 21, 2019 (the “Effective Date”), is made by and between OfferPad, Inc., a Delaware corporation (the “Company”), and Michael Burnett (“Executive”).

WHEREAS, Executive is currently employed by the Company, and previously entered into an offer letter, made as of October 7, 2019, with the Company (the “Offer Letter”);

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows.

1.
Employment.

(a)
Position. The Company hereby continues to employ Executive, with promotion to the position of Chief Financial Officer, effective as of the Effective Date. Executive shall report to the Chief Executive Officer (the “Reporting Party”) and shall have the duties, authority and responsibilities customarily held by a person holding his position in companies engaged in business similar to the Company’s business and shall render such other services as may be assigned to him from time to time by the Reporting Party, including acting as an officer, director or manager of any other member of the Company Group (as defined below) as directed by the Reporting Party. For the purposes of this Agreement, “Company Group” means the Company and its subsidiaries, successors and assigns, whether as of the Effective Date or thereafter).

(b)
Duties. As of the Effective Date, Executive agrees to continue to be employed by the Company pursuant to the terms and conditions of this Agreement. During the Term (as defined below), Executive agrees that he shall: (i) faithfully and to the best of his ability perform all of the duties that may be required of him pursuant to this Agreement; (ii) devote substantially all of his business time and attention to the performance of Executive’s duties hereunder; and (ii) not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services, either directly or indirectly, without the prior written consent of the Reporting Party. Notwithstanding the foregoing, nothing in this Agreement will prevent Executive (A) from engaging in civic, charitable or religious activities or accepting speaking or presentation engagements in exchange for honoraria, (B) from devoting a reasonable amount of time to private investments, (C) from serving on the boards of directors or advisory boards of other entities which are not in direct competition with the Company, (D) with the prior written consent of the Board (which consent will not be unreasonably withheld or delayed) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization not covered by (A) above, and (E) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (A) through (E) do not interfere with the performance of Executive’s duties and responsibilities to the Company as provided hereunder.

(c)
Place of Performance. The principal place of Executive’s employment shall be in Chandler, Arizona or such other principal place of the business of the Company as determined by the Board of Directors of the Company (the “Board”) from time to time; provided that Executive may be required to travel on Company business during the Term.

2.
Term. The initial term of this Agreement shall commence on the Effective Date and continue for a period of one (1) year (the “Initial Term”), unless and until earlier terminated in accordance with the provisions of Section 4. Upon expiration of the Initial Term, this Agreement shall automatically renew for additional successive one (1) year terms unless and until either party provides written notice of nonrenewal at least 45 days prior to the end of the then current term (each, a “Renewal Term,” and together with the Initial Term, the “Term”), or unless and until earlier terminated in accordance with the provisions of Section 4 and Section 5.

This Agreement does not bind the Company or Executive to any specific period of service, and shall not be construed in any manner to make Executive’s employment other than terminable at will at any time in its sole discretion and in accordance with the provisions of Section 4 and Section 5.

3.
Compensation and Related Matters.

(a)
Base Salary. During the Term, the Company shall pay to Executive a base salary (the “Base Salary”) at the annual rate of $325,000, less such deductions as are required by law or that Executive may elect in accordance with Company policy and procedure, and pro-rated for any partial years of employment. The Base Salary shall be payable in equal periodic installments in accordance with the Company’s normal payroll practices. Executive’s Base Salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the Base Salary during the Term.

(b)
Annual Bonus. For the period of time from the Effective Date until December 31, 2019 and then for each complete calendar year of the Term thereafter, Executive shall be eligible to earn an annual bonus of up to 50% of Executive’s then-current Base Salary payable in a form as mutually agreed to by the Board and Executive (the “Annual Bonus”), based on the Company’s achievement of annual target performance goals established by the Board for Executive for the applicable calendar year in writing as soon as reasonably practicable following the end of the applicable calendar year. The Annual Bonus, if any, will be paid within ninety (90) days after the end of the applicable calendar year for which the Board certifies in writing that performance goals have been met. In order to be eligible to receive an Annual Bonus, Executive must be employed by the Company on the last day of the applicable calendar year. Notwithstanding the foregoing, Executive is guaranteed a pro-rated Annual Bonus for the year 2019.

(c)
Equity Matters. On or prior to the Effective Date, the Company shall have (i) entered into that certain Amendment No 1 to Incentive Stock Option Agreement with Executive in substantially the form attached hereto as Exhibit A (the “Option Amendment”) to provide for, inter alia, (A) the primacy of the definition of Cause and other terms set forth in this Agreement, as shall be incorporated by reference into the amended option agreement (such that in the event of a conflict between the terms and conditions of the OfferPad, Inc. 2016 Stock Option and Grant Plan (the “Plan”) and the Option Amendment, the terms and conditions of the amended option agreement shall prevail), (B) in the case of a Sale Event, the options shall immediately become fully vested and exercisable and (C) that upon the Executive’s Termination of Service (as defined in the Plan), the period within which the Executive may exercise the options shall expire upon the earlier to occur of (a) the Expiration Date indicated on the Notice of Grant or (b) the date that is one year from the date of such Termination of Service, provided, however, that Executive acknowledges that if such options are either (x) currently in the money or (y) if not currently in the money but not exercised within 90 days following the termination of employment, such options will no longer be considered incentive stock options under current IRS regulations and will be considered non-statutory stock options.

(d)
Expenses. During the Term, Executive shall receive reimbursement from the Company for all reasonable out-of-pocket expenses incurred by Executive in performing services hereunder; provided, in each case, that such expenses are accounted for in accordance with the standard policies and procedures established by the Company for reimbursement of expenses.

(e)
Paid Time Off; Holidays. During the Term, Executive shall be eligible for paid time off (PTO) in accordance with policies approved from time to time by the Company for the benefit of executives generally. As of the Effective Date, the Company’s policy is not to place a fixed limit on the amount of PTO that executives may take, provided that PTO is taken at such times and in such periods as shall not interfere with the duties required to be rendered by Executive hereunder. Because no PTO accrues under this policy, there will be no payment for “unused” PTO upon Executive’s separation from employment. Executive shall also be entitled to paid holidays as provided by Company policy from time to time.

(f)
Other Benefits. During the Term, Executive shall be entitled to participate in such life insurance, medical, dental, disability, pension and retirement plans and other programs of the Company Group as may be approved from time to time by the Company for the benefit of employees, except any such plan or program with respect to which Executive voluntarily executes a legally effective waiver. Nothing herein shall affect any Company Group member’s right to amend, modify or terminate any such plan or program at any time for any reason.

(g)
Indemnification. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company or any of its affiliates with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

4.
Termination of Employment.

(a)
Termination by Executive. Executive may terminate his employment with the Company for any reason by giving the Company not less than 30 days’ prior written notice (for the avoidance of doubt, the Company shall be obligated to pay Executive during such 30 day period).

(b)
Termination by Company. The Company may immediately terminate Executive’s employment with the Company for any reason by giving Executive written notice.

(c)
Death. Executive’s employment hereunder shall terminate upon his death.

(d)
Disability. The Company may terminate Executive’s employment hereunder if (i) as a result of Executive’s incapacity due to physical or mental illness, Executive is disabled (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), and (ii) within ten (10) days after written notice of termination is given by the Company to Executive (which may occur at or after the end of such period), Executive shall not have returned to the performance of his duties hereunder on a full-time basis. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (a “Disability Period”), Executive shall continue to receive his compensation pursuant to this Agreement until his employment is terminated pursuant to this Section 4; provided that payments so made to Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to Executive under disability benefit plans of the Company Group.

5.
Certain Compensation upon Termination of Employment.

(a)
Accrued and Unpaid Compensation. If Executive’s employment is terminated for any reason, the Company shall pay Executive (or his estate, as the case may be) his full Base Salary through the effective date of termination (the “Termination Date”), plus all accrued and unpaid benefits (including a pro-rated amount of unused vacation days for the year in which such termination occurs, and health and welfare benefits in which Executive was a participant in accordance with their terms and subject to any Company Group policies, including payment of unused sick leave), reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy, and the Company shall have no further obligations whatsoever to Executive under this Agreement except as expressly provided otherwise in this Agreement.

(b)
Severance Benefits. Subject to the terms and conditions hereof, if Executive’s employment (x) is terminated by the Company other than for Cause (as defined below) or (y) is terminated by Executive for Good Reason (as defined below), then, subject to Section 5.2(c) below, Executive will be entitled to receive the following benefits (collectively, the “Severance Benefits”):

(i)
an amount equal to twelve (12) months of his then current Base Salary payable in equal installments over twelve (12) months in accordance with the Company’s normal payroll policies; provided that if such Termination Date is in contemplation of or within twelve (12) months following a Sale Event (as defined in the Plan), the amount shall equal to twelve (12) months of his then current Base Salary payable in a single lump sum payment;

(ii)
any Annual Bonus amounts to which Executive is entitled determined by reference to the calendar year that ended on or prior to the Termination Date; and

(iii)
Executive shall be entitled to Company-paid health, dental, vision, and life insurance coverage at the same level of coverage as was provided to such Executive immediately prior to the termination of employment (the “Company-Paid Coverage”). If such coverage included Executive’s dependents immediately prior to the termination of employment, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) twelve (12) months from the date of termination, or (ii) the date upon which Executive and his dependents become covered under another employer’s group health, dental, vision, long-term disability or life insurance plans that provide Executive and his or her dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Executive and his or her dependents shall be the date upon which the Company-Paid Coverage terminates. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings.

(c)
Release; Deferral. Notwithstanding anything herein to the contrary, the Company’s obligation to pay or provide all or any portion of the Severance Benefits pursuant to Section 5(b) is conditional upon Executive’s (x) execution of a a signed settlement agreement and general release of claims in favor of the Company in substantially the form attached hereto as Exhibit B (the “Release”), and (y) abiding by the provisions in Sections 7, 8 and 9 hereof. The first of the installments hereunder shall begin on the first payroll date after the Termination Date, so long as Executive has signed such Release that is irrevocable, provided that, to the extent required under Section 409A, if any legally required consideration period for the Release begins in one taxable year and ends in a second taxable year, all payments that would otherwise have been made in the first taxable year shall be paid in a lump sum on the Company’s first regular payroll date after the beginning of the second taxable year, with all remaining payments and benefits to be provided as if no delay had occurred.

(d)
Certain Definitions. As used in this Agreement:

(i)
“Cause” means: (A) any material failure by Executive to observe or perform any of his obligations contained in this Agreement (other than any such failure resulting from incapacity due to physical or mental illness) and such failure shall have continued for a period of thirty (30) days following written notice detailing such failure and an opportunity to cure pursuant to the last sentence of this subsection (i), it being understood that the Company’s failure to achieve its business plan or projections shall not itself be considered a failure to perform duties; (B) fraud, material misrepresentation, misappropriation, embezzlement or similar conduct involving in any way the business of any member of the Company Group; (C) willful misconduct, bad faith, disloyalty, or breach of fiduciary duty owed to any member of the Company Group or its equity holders or clients; (D) insubordination, patent failure to perform or gross negligence in the performance of duties assigned to Executive by the Reporting Party or Executive’s repeated refusal to carry out any lawful direction of the Reporting Party, provided that such duties and such direction are consistent in all material respects with Executive’s position (subject to the last sentence of this subsection (i)); (E) habitual abuse of illegal drugs, controlled substances or alcohol or other compulsive or addictive behavior that negatively affects, in a material way, Executive’s work performance or is reasonably likely to materially adversely affect the reputation of any member of the Company Group; or (F) commission of a felony or other crime involving moral turpitude, in each case excluding crimes related solely to the operating of a motor vehicle, including under the influence. In the case of failure under clause (A) or insubordination, patent failure to perform, gross negligence in performance or repeated refusal to carry out any lawful direction of the Reporting Party as provided in clause (D) above, such insubordination, patent failure to perform, gross negligence in performance or repeated refusal shall not constitute “Cause” unless (x) the Reporting Party shall have (i) notified Executive in writing of such failure or insubordination, patent failure to perform, gross negligence in performance or repeated refusal describing the basis for the Company’s belief that such actions constitute “Cause” and (ii) provided Executive the opportunity within ten (10) days after such notice to discuss, in good faith, such material failure or repeated refusal with the Board and (y) Executive shall not have reasonably cured or remedied such failure or insubordination, patent failure to perform, gross negligence in performance or repeated refusal within a reasonable period of time of not more than thirty (30) days after such notice; and

(ii)
“Good Reason” means: (A) any reduction in Executive’s Base Salary, Annual Bonus opportunity or other material benefits (except for any such changes that apply in similar fashion to all senior management level employees of the Company); (B) relocation of Executive’s principal place of employment more than 60 miles from Executive’s current place of employment as of the Effective Date; or (C) the Company’s material breach of any term of this Agreement. Executive must give the Company written notice prior to terminating his employment for Good Reason within thirty (30) days of the alleged breach, setting forth the nature of the Company’s breach. The Company will then have thirty (30) days from the giving of such notice to cure such breach, and if the Company fails to cure such breach, Executive must resign within thirty (30) days after termination of such thirty (30)-day cure period in order to qualify as Good Reason for purposes of Section 5(b); if Executive fails to provide the required notice or the opportunity to cure, or the Company cures, but Executive nevertheless terminates his employment, it will not be considered a termination for Good Reason for purposes of Section 5(b).

6.
Representations and Warranties.

(a)
Representations and Warranties of Company. The Company represents and warrants to Executive that this Agreement has been duly and validly authorized and executed by and on behalf of the Company in accordance with its organizational documents and that it constitutes the lawful and valid obligation of the Company.

(b)
Representations and Warranties of Executive. Executive represents and warrants to the Company that he is free to accept employment hereunder and that he has no prior or other obligations or commitments of any kind that would in any way hinder or interfere with his acceptance of, or the full performance of, such employment.

7.
Confidentiality.

(a)
As used in this Agreement, “Confidential Information” shall mean any know-how, trade secrets, confidential information, proprietary information, information of or regarding the Business (as defined below) and the operations, assets, results of operations, customers, vendors, plans and financial condition, data, databases and technical information of or regarding the Business, and all rights in, arising out of or associated therewith; provided, however, that Confidential Information shall not include any of the foregoing that: (i) is or becomes generally available to the public without breach of any legal, contractual or fiduciary obligation owed by Executive; or (ii) is lawfully acquired by Executive from and after the Effective Date from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

(b)
During the Term and at all times thereafter, Executive shall: (i) protect and safeguard the confidentiality of all Confidential Information with at least the same degree of care as Executive would protect his own Confidential Information, but in no event with less than a commercially reasonable degree of care; (ii) not use the Confidential Information, or permit it to be accessed or used, for any purpose, except in connection with the performance of services under this Agreement; (iii) not disclose any such Confidential Information to any person or entity, except with the prior written consent of the Company or as permitted in accordance with Section 7(c); and (iv) be responsible for any breach of this Section 7(b) caused by any of his Representatives (as defined below).

(c)
If Executive is required to disclose Confidential Information pursuant to any applicable law, then prior to making any such disclosure, Executive shall, to the extent permitted by law, provide the Company with: (i) prompt written notice of such requirement so that the Company may seek, at its sole cost and expense, a protective order or other remedy; and (ii) reasonable assistance, at the Company’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. If, after providing such notice and assistance as required herein, Executive remains required pursuant to applicable law to disclose Confidential Information, Executive shall disclose no more than that portion of Confidential Information which, on the advice of Executive’s legal counsel, such applicable law specifically requires Executive to disclose and, upon the Company’s request, and at the Company’s expense, shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such Confidential Information will be afforded confidential treatment.

(d)
Upon termination of his employment with the Company, Executive shall promptly return to the Company any and all documents or other tangible property of the Company Group, including, without limitation, such property containing, referring to or relating to Confidential Information, whether prepared by him or others.

(e)
Notwithstanding any other provision of this Agreement, pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”), Executive is hereby provided with a notice of immunity that Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under the DTSA that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to the attorney of Executive and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

8.
Disclosure of Works and Inventions/Assignment of Patents.

(a)
Executive shall maintain such records of his work as the Company or any other Company Group member may direct from time to time. Executive shall promptly disclose to the Company or other applicable Company Group member, in writing, any and all copyrightable works, including software, and any and all discoveries, inventions, technological innovations and improvements, whether patentable or not (whether it be a machine, process, apparatus, article, composition, design, software, writing or other thing) conceived or made by Executive, solely or jointly, during the period of his employment with or service to the Company (including prior to the Effective Date), whether or not authorized, conceived or made during working hours or with a Company Group member’s equipment or facilities, which relates in any manner to the existing or contemplated business of any member of the Company Group. Unless otherwise waived in writing by the applicable Company Group member, all such copyrightable works (including software), discoveries, inventions, technological innovations and improvements shall be “work made for hire” as defined in the Copyright Act of 1976, as amended, and shall be the exclusive property of the applicable Company Group member with respect to any and all countries in the world, and if any of the foregoing is not the property of the applicable Company Group member by operation of law, this Agreement or otherwise, Executive shall assign and hereby does assign all right, title and interest thereto to the applicable Company Group member or its nominee.

(b)
Executive, both during the Term and at all times thereafter, shall cooperate fully with the Company Group in taking all actions and measures necessary for any Company Group member to acquire and perfect its ownership of all such property. Whenever required to do so by a Company Group member, Executive shall execute any and all applications, assignments or other instruments which such Company Group member shall deem necessary to apply for and obtain Letters Patent or copyrights of the United States or any foreign country or to otherwise protect such Company Group member’s interest therein, at the Company’s sole expense. Such obligations shall continue beyond the termination of employment with respect to works, inventions, discoveries and improvements authorized, conceived, made or reduced to practice by Executive during the period of employment, and shall be binding upon Executive’s assigns, executors, administrators and other legal representatives. In conformance with any policy of a Company Group member from time to time, Executive shall be reimbursed by such Company Group member for all reasonable out-of-pocket expenses incurred by Executive in connection with his obligations under this Section 8(b), subject to Executive furnishing adequate documentary evidence to substantiate such expenses.

(c)
Executive agrees that in the event of publication by Executive of written or graphic materials, the applicable Company Group member will retain and own all rights in said materials, including right of copyright.

9.
Non-Competition; Non-Solicitation; Non-Disparagement.

(a)
During the Restricted Period (as defined below), Executive shall not, directly or indirectly, alone or with others, for himself or for another Person (as defined below) (except on behalf of any Company Group member), conduct any activity in which Executive contributes his knowledge relating to the Business (as defined below), perform services or provide assistance, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity, for or on behalf of any Person that operates or is engaged in, anywhere any Company Group member conducts business or contemplates conducting business as of the termination or expiration of this Agreement (including, without limitation, any state where a Company Group member offers or markets or contemplates offering or marketing its products or services), any aspect of the Business that is not incidental or immaterial to such Person’s business or any business that competes with the Business as conducted or contemplated to be conducted by any Company Group member as of the Termination Date. Notwithstanding the foregoing, nothing in this Section 9(a) shall limit Executive from owning, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if neither Executive nor any of his Affiliates is a controlling Person of, or a member of a group which controls, such entity and neither Executive nor any of his Affiliates collectively owns, directly or indirectly, five percent (5%) or more of any class of securities of such entity.

(b)
During the Restricted Period, Executive shall not, directly or indirectly, alone or with others, for himself or for another Person (except on behalf of any Company Group member): (i) cause, induce, influence, encourage, solicit, attempt to solicit, recruit, hire or engage any Person who is during the Term or was, during the twelve (12) months prior to the termination or expiration of this Agreement, an employee, a consultant, or an independent contractor of any Company Group member to terminate, modify or reduce in any respect its relationship with any Company Group member; or (ii) cause, induce, influence, encourage or solicit any actual or prospective client, customer, supplier, vendor, consultant, independent contractor, or other Person having an actual or prospective business relationship with any Company Group member during the twenty-four (24) months prior to the termination or expiration of this Agreement to terminate, modify or reduce in any respect any such actual or prospective relationship. For purposes of this provision, a “prospective” person or relationship, as the case may be, is a person to whom or a relationship with respect to which the Company has had discussions or written communications regarding doing business during such twenty-four (24) month period; provided, that this Section 9(b) shall not apply to any Restricted Provider who (i) responds to a general employment solicitation or advertisement (including through, but not limited to, the use of employment agencies or search firms, internal or external websites or job search engines), (ii) was terminated by the applicable Company Group member prior to the commencement of any solicitation by or employment discussions with Executive or such other Person or (iii) initiates discussions regarding such employment without any direct or indirect solicitation by Executive or such other Person.

(c)
During the period commencing on the Effective Date and continuing until the date that is twenty-four (24) months after the termination or expiration of this Agreement, Executive shall not make, publish or communicate to any Person or in any public forum any comments or statements (whether written or oral) that denigrate or disparage the reputation or stature of any Company Group member, any of their respective Representatives or any of their respective existing and prospective customers, clients, suppliers, vendors or other associated third parties. During the same twenty (24) month period, neither the Company nor any Company Group member shall make, publish or communicate to any Person or in any public forum any comments or statements (whether written or oral) that denigrate or disparage the reputation or stature of Executive.

(d)
Executive acknowledges and agrees that the restrictions contained in this Section 9 are reasonable and necessary to protect the legitimate interests of the parties and constitute a material inducement to the parties to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 9 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law, then the court of competent jurisdiction or arbitrator, as the case may be, is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 9 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)
Defined Terms. As used in this Agreement:

(i)
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(ii)
“Business” means purchasing and subsequently re-selling houses; for the avoidance of doubt, the term “Business” does not include any real estate brokerage or mortgage brokerage services of any kind or any other real estate related business, whether with respect to residential or commercial real estate or any dealings in unimproved or vacant land, or the financing of any of the foregoing, except, in all cases, any such service or activity shall constitute “Business” to the extent the Company is engaged in such service or activity at the end of the Executive’s service as an employee, officer, director or consultant of any Company Group member.

(iii)
“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

(iv)
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(v)
“Restricted Period” means the period commencing on the Effective Date and continuing until the date that is eighteen (18) months after the later of (i) termination or expiration of this Agreement or (ii) the end of the Executive’s service as an employee, officer, director or consultant of any Company Group member.

10.
Amendment; Waiver. This Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing signed by the Company and Executive or by a court of competent jurisdiction under Section 9(d). Waiver of any term or condition of this Agreement will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

11.
Binding Effect; Third Party Beneficiaries; Delegation of Duties Prohibited. This Agreement will inure to the benefit of, and will be binding upon, the parties hereto and their respective successors and assigns, including any entity (a) with which the Company may merge or consolidate, (b) to which all or substantially all of its assets may be transferred or (c) that is an Affiliate of any Company Group member and to which this Agreement may be assigned from time to time. Each Company Group member is a third-party beneficiary of Executive’s obligations hereunder and may enforce the terms and provisions hereof as if a party hereto. The duties and covenants of Executive under this Agreement, being personal, may not be delegated nor assigned.

12.
Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

If to the Company: OfferPad, Inc.

2150 E. Germann Rd., Suite 1

Chandler, AZ 85286

Attention: Adam Martinez

Email: adam.martinez@offerpad.com

If to Executive: Michael Burnett

18215 N. 53rd Street

Scottsdale, AZ 85254

13.
Equitable Relief. In the event of a breach or threatened breach by Executive of any obligation in Sections 7 through 9, Executive hereby consents and agrees that each Company Group member shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

14.
Applicable Law; Arbitration. This Agreement shall be governed by and construed under the laws of the State of Arizona, exclusive of the body of law known as conflicts of law. Any legal action arising out of or based upon this Agreement or Executive’s employment hereby shall be settled exclusively by arbitration held in Gilbert, Arizona proceeding under the “Comprehensive Arbitration Rules and Procedures” then Prevailing of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), except: (1) for workers’ compensation and unemployment claims; (2) any request for declaratory or injunctive relief by any Company Group member based upon Executive’s obligations under Section 7, Section 8 or Section 9 hereof, which may be filed and litigated in any court in Maricopa County, Arizona, provided any issues following such court’s decision on the request for declaratory or injunctive relief shall be referred to arbitration; and (3) when injunctive relief is necessary to preserve the status quo or to prevent irreparable injury.

15.
Section 409A.
(a)
It is the intention of both parties that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code, to the extent that the requirements of Section 409A are applicable thereto, and the provisions and definitions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, such party shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company).

(b)
If and to the extent required to comply with Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment or service (or any other similar term) shall be made only in connection with a “separation from service” with respect to Executive within the meaning of Section 409A.

(c)
Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(d)
Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Executive’s termination of employment constitute deferred compensation subject to Section 409A, and Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from Executive’s separation from service from the Company or (ii) the date of Executive’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive including, without limitation, the additional tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Executive’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule.

(e)
To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

16.
Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

17.
Telecopy or .PDF Execution and Delivery. The parties may execute and deliver this Agreement by facsimile, electronic mail of a .PDF or other electronic means under which the signature of or on behalf of such party can be seen, and such execution and delivery will be considered valid, binding and effective for all purposes.

18.
Survival. For the avoidance of doubt, the obligations of Executive under Sections 7, 8 and 9 shall survive the termination or expiration of this Agreement.

19.
Entire Agreement; Termination of Original Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements (including the Offer Letter) and understandings, both written and oral, among or between the parties hereto or thereto with respect to the subject matter hereof and thereof; provided that nothing herein shall release, waive or discharge Executive from, or otherwise limit the rights or remedies of the Company in respect of, any of Executive’s obligations under the Offer Letter, any other offer letter or similar letter or agreement between you and the Company, and any consulting or other similar agreement between you and the Company.

IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement as of the date first set forth above.

COMPANY:

OFFERPAD, INC.

By: /s/ Brian Bair_________________
Name: Brian Bair
Title: Chief Executive Officer

EXECUTIVE:

/s/ Michael Burnett_______________

Michael S. Burnett

Exhibit A

Amendment No 1 to Incentive Stock Option Agreement

Amendment No. 1

to

Incentive Stock Option Agreement

This Amendment No. 1 to Incentive Stock Option Agreement (the “Amendment”), dated as of April 12, 2019, is made by and between OfferPad, Inc., a Delaware corporation (the “Company”), and Daniel Mayes (“Optionee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below).

WHEREAS, on _______________, 20___________ (the “Grant Date”), Optionee was granted an option under the OfferPad 2016 Stock Option and Grant Plan (as the same may be amended from time to time, the “Plan”) to purchase shares of Company Common Stock (the “Stock Option”) having an expiration date of ______________ (the “Expiration Date”) subject to the terms of an Incentive Stock Option Agreement (the “Agreement”).

WHEREAS, concurrently herewith, the Company and Optionee are entering into an Employment Agreement, dated as of even date herewith (the “Employment Agreement”), which provides for acceleration of vesting under certain circumstances and other amendments to the Agreement pursuant to this Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereby agree as follows:

1.
Amendments to Agreement.

(a) The Agreement is hereby amended to restate the second paragraph of the preamble in its entirety as follows:

“Notwithstanding anything in this Incentive Stock Option Agreement (the “Agreement”) to the contrary, this Stock Option and any Option Shares shall be subject to, and governed by, all the terms and conditions of the Plan, including, without limitation, Section 9 thereof concerning certain restrictions on transfer of Option Shares and related matters. To the extent there is any inconsistency between the terms of the Plan and of this Agreement, the terms of this Agreement shall control.”

(b) The Agreement is hereby amended to restate Section 1(b) in its entirety as follows:

“(b) In the case of a Sale Event, this Stock Option shall immediately become fully vested and exercisable.”

(c) The Agreement is hereby amended to restate Section 3 in its entirety as follows:

“3. Termination of Service Relationship. Upon the Optionee’s Termination of Service (as defined in the Plan), the period within which the Optionee may exercise this Stock Option shall expire upon the earlier to occur of (a) the Expiration Date indicated on the Notice of Grant or (b) the date that is one (1) year from the date of such Termination of Service.”

2.
Independent Advice; Acknowledgment. Optionee acknowledges that he has had the opportunity to review this Agreement with independent legal, financial, and tax counsel. Optionee further acknowledges that if the Stock Option is either (x) currently in the money or (y) if not currently in the money but not exercised within 90 days following the termination of employment, the Stock Option will no longer be considered incentive stock options under current IRS regulations and will be considered non-statutory stock options.

3.
Full Force and Effect. Except as expressly amended hereby, the terms and conditions of the Option Agreement shall remain in full force and effect.

4.
Governing Law. This Amendment shall be governed by and construed under the laws of the State of Arizona, without giving effect to the conflicts of laws principles thereof.

5.
Entire Agreements. This Amendment, the Option Agreement, the Employment Agreement and the Plan constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. In the event of a conflict between this Amendment and either the Option Agreement, the Employment Agreement or the Plan, this Amendment shall control unless prohibited by applicable law.

6.
Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment or any action in any other jurisdiction, but this Amendment shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
7.
Counterparts. This Amendment may be may be executed by facsimile or other electronic signature in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement

(Signature page follows)

IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Amendment as of the date first set forth above.

COMPANY:

OFFERPAD, INC.

By: _______________________
Name:
Title:

OPTIONEE:

_________________________

Michael S. Burnett

Exhibit B

General Release Agreement

In consideration of the severance and acceleration benefits (the “Severance and Acceleration Benefits”) offered to me by OfferPad, Inc. (“Employer”) pursuant to my Employment Agreement with Employer dated _________________ (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.
On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Employer, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Employer and/or any predecessor or successor to Employer and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity.

I acknowledge that nothing in this Release is intended to, nor shall it, release or interfere with my protected right to file a charge with, or to participate in an investigation or proceeding pursuant to, the statutes administered by the Equal Employment Opportunity Commission or equivalent state agency, including a charge contesting the validity of this Release under the Age Discrimination in Employment Act, or the right of any governmental agency to pursue any such claim regarding me. In any event, I understand that, by signing this Release, I waive any right I may have to recover money or other relief in any lawsuit or proceeding that I bring or which is brought on my behalf by any agency or third party against the Company based on events arising through the date on which I executes this Release. Except where otherwise permitted under this paragraph, I agree that such action shall be dismissed with prejudice upon the presentation of this Release to the court and I agree that I will not accept relief or recovery from such action. If I institute such action notwithstanding this paragraph, I agree that I will be responsible for all of the attorney’s fees and costs incurred by the Company in defending such action if in fact the court dismisses such action on the basis of this Release.

2.
This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested, under any employee benefit plan within the meaning of ERISA sponsored by the Company.
3.
In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in this Release is intended to constitute an unlawful release or waiver of any of my rights under any laws and/or to prevent, impede, or interfere with my ability and/or rights, if any: (a) under applicable workers’ compensation laws; (b) to seek unemployment benefits; (c) to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, or any applicable state agency, or to file a whistleblower or other report with the U.S. or a state Department of Labor or other governmental administrative agency; provided Executive is waiving, however, any right to any monetary recovery if any administrative agency pursues any claim on Executive’s behalf; (d) provide truthful testimony if under subpoena to do so, (e) file a claim with any state or federal agency or to participate or cooperate in such a matter, and/or (f) to challenge the validity of this release. Furthermore, notwithstanding any provisions and covenants herein, the Release shall not waive (a) any rights to indemnification I may have as an officer of Employer or otherwise in connection with my employment with Employer, under Employer’s governing documents or other governing instruments or any agreement addressing such subject matter between Employer and me or under any merger or acquisition agreement addressing such subject matter, (b) any obligations owed to me pursuant to the Agreement, (c) my rights of insurance under any liability policy covering Employer’s officers, or (d) any accrued but unpaid wages; any reimbursement for business expenses pursuant to Employer’s policies for such reimbursements, any outstanding claims for benefits or payments under any benefit plans of Employer or subsidiaries, any accrued but unused vacation, any ongoing agreements evidencing outstanding equity awards granted to me, any obligations owed to me pursuant to the terms of outstanding written agreements between myself and Employer and any claims I may not release as a matter of law, including indemnification claims under applicable law. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration pursuant to Section 14 of the Agreement.
4.
I understand and agree that Employer will not provide me with the Severance and Acceleration Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.
5.
As part of my existing and continuing obligations to Employer, I have returned to Employer all documents (and all copies thereof) and other property belonging to Employer that I have had in my possession at any time, including but not limited to files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Employer (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Employer, or with a predecessor or successor of Employer, pursuant to the terms of such agreement(s).

Notwithstanding my confidentiality obligations, I acknowledge that I will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if such disclosure is made: (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I further acknowledge that if I file a lawsuit claiming retaliation by Employer based on the reporting of a suspected violation of law, I may disclose a trade secret to my attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and I do not disclose the trade secret except pursuant to court order.

6.
I represent and warrant that I am the sole owner of all claims relating to my employment with Employer and/or with any predecessor of Employer, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.
7.
I agree to keep the Severance and Acceleration Benefits and the provisions of this Release confidential and not to reveal their contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law.
8.
I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or me.
9.
I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Severance and Acceleration Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Employer’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Employer (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Employer I understand that I may revoke my acceptance of the Release. I understand that the Severance and Acceleration Benefits will become available to me on or about the fourteenth (14th) calendar day after the Effective Date.
10.
In executing the Release, I acknowledge that I have not relied upon any statement made by Employer, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release and the Agreement contain our entire understanding regarding eligibility for and the payment of severance benefits and supersede any or all prior representations and agreements regarding the subject matter. Once effective and enforceable, this Agreement can only be changed by another written agreement signed by me and an authorized representative of Employer.
11.
Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

[Signature Page to General Release Agreement Follows]

EXECUTIVE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee ___________, ______.

Executed this ___________ day of ___________, ______.

Signature

Name (Please Print)

[Signature Page to General Release Agreement]